Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related prospectus of Dominion Midstream Partners, LP for the registration of 25,383,348 common units representing limited partner interests and to the incorporation by reference of our report dated February 18, 2016, with respect to the consolidated financial statements and schedule of Questar Pipeline Company incorporated by reference in Dominion Midstream Partners, LP’s current report on Form 8-K filed on October 31, 2016.

/s/ Ernst & Young LLP

Salt Lake City, Utah

January 9, 2017